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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant

1.   Molecular Devices GmbH, a corporation organized under the Laws of Germany.*

2. Molecular Devices Ltd., a corporation organized under the Laws of England and Wales.*

3. Molecular Devices Skatron, a corporation organized under the Laws of Norway.*

* A wholly-owned subsidiary of the Registrant.